EXHIBIT 3.1.7

ARTICLES OF AMENDMENT
TO THE

ARTICLES OF INCORPORATION

OF

PIEDMONT MINING COMPANY, INC.

The undersigned Corporation, for the purpose of amending its Articles of Incorporation, pursuant to the provisions of Section 55-103 of the General Statutes of North Carolina, hereby executes the following Articles of Amendment:

1.       The name of the Corporation is PIEDMONT MINING COMPANY, INC.

2.      By vote of the shareholders of the Corporation at a meting duly held on May 17, 1988, the following amendment to the Articles of Incorporation was duly adopted by the shareholders of the Corporation in the manner prescribed by law:

RESOLVED, that the first clause of Article VII of the Articles of Incorporation of this Corporation, which currently reads:

"The number of directors constituting the initial Board of Directors shall be two (2) and the number of directors thereafter shall be determined by the Stockholders;"

be amended to read as follows:

"The number of directors constituting the initial Board of Directors shall be two and the number of directors thereafter shall be as determined by the Bylaws;"

3.      The number of shares of the Common Stock of the Corporation voted for the amendment was 9,361,728 shares and the number of shares voted against the amendment was 4,900 shares.

4.      The number of shares of Common Stock outstanding on April 5, 1988, the record date for the shareholders' meeting at which the vote was taken, was 10,792,268 which were the only shares entitled to vote on the amendment set forth herein. No shares were entitled to vote as a class, inasmuch as only shares of the Common Stock were outstanding.

5.      The amendment does not provide for any exchange, reclas-sification or cancellation of issued shares.

6.      The amendment does not effect a change in the amount of stated capital of the Corporation.

7.      The Amendment does not give rise to dissenters' rights to payment because no change is made by the Amendment that gives rise to dissenters' rights under the provisions of Section 55-101(b) or any other section of the General Statutes of North Carolina, and the Corporation does not have shares issued or outstanding that are entitled to any preference as to dividends or on liquidation.

IN WITNESS WHEREOF, these Articles of Amendment are signed by the President and the Assistant Secretary of the Corporation this 17th day of May, 1988.

PIEDMONT MINING COMPANY, INC.

By	/s/ Earl M. Jones
Earl M. Jones President

By	/s/ Cynthia B. Hovis
Cynthia B. Hovis
Assistant Secretary

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

EARL M. JONES, being the President and CYNTHIA B. HOVIS, being the Assistant Secretary, of PIEDMONT MINING COMPANY, INC., each being duly sworn, depose and say that they signed the foregoing Articles of Amendment in the capacities indicated, that they were authorized so to sign, and that the facts stated in the foregoing “Articles of Amendment" are true and correct.

By	/s/ Earl M. Jones
Earl M. Jones
President

By	/s/ Cynthia B. Hovis
Cynthia B. Hovis
Assistant Secretary

Subscribed and sworn to before me, this 17th day of May, 1988.

            /s/ Notary Public
Notary Public

My Commission Expires : March 19, 1992
[NOTARIAL SEAL]